EXHIBIT 99.1

Contact:	Lamar Cox
Acting Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP ANNOUNCES
WITHDRAWAL OF NASDAQ NOTICE

Hearing Related to 10-K Filing Cancelled

FRANKLIN, Tenn. (April 21, 2008) – Tennessee Commerce Bancorp, Inc. (NASDAQ: TNCC) announced today that the Nasdaq Listing Qualifications Hearing has been cancelled following the Company’s filing of its Annual Report on Form 10-K effective April 18, 2008.  As a result of the Company’s 10-K filing, NASDAQ notified the Company its filing delinquency is cured and that the hearing is considered moot.

“We are pleased that NASDAQ took immediate action to cancel the hearing following the filing of our 2007 Form 10-K with the Securities and Exchange Commission,” stated Art Helf, Chairman and CEO of Tennessee Commerce Bancorp, Inc. “We delayed the filing of our 10-K to provide additional time to review certain issues related to internal control procedures highlighted in the year-end audit.  After a full review of internal control procedures and our financial statements, we reported no change to the Company’s previously reported financial results for the quarter and year ended December 31, 2007.  In addition, we developed additional systems to ensure future compliance with the internal control provisions of Sarbanes-Oxley.”

In a press release dated March 7, 2008, the Company previously announced that it would delay the filing of its 2007 Form 10-K.  Shortly thereafter, the Company received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market notifying the Company that it failed to comply with NASDAQ’s 10-K filing requirement for continued listing and that its common stock was therefore subject to delisting from The NASDAQ Global Market.  On April 21, 2008, NASDAQ cancelled the hearing regarding this issue following the Company’s filing of its Form 10-K.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp’s stock is traded on The NASDAQ Global Market under the symbol TNCC.

-MORE-

TNCC – NASDAQ Cancels Qualifications Hearing
April 21, 2008

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period or by the use of forward-looking terminology, such as “expect,” “anticipate,” “believe,” “estimate,” “foresee,” “may,” “might,” “will,” “intend,” “could,” “would,” “plan,” “forecast” or future or conditional verb tenses and variations or negatives of such terms.  These forward-looking statements include, without limitation, those relating to addressing material weaknesses in our internal control over financial reporting and our compliance with regulatory requirements.

We caution you not to place undue reliance on the forward-looking statements contained in this news release because actual results could differ materially from those indicated in such forward-looking statements as a result of a variety of factors. These factors include, but are not limited to, laws and regulations affecting financial institutions and public companies in general and other factors detailed from time to time in our press releases and filings with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements to reflect the occurrence of changes or unanticipated events, circumstances or results that occur after the date of this news release.

Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.

####